Exhibit 99

4832 Grand Avenue Duluth, MN 55807 USA Phone: (218) 628-2217 Fax: (218) 628-3245 Email: info@ikonics.com Website: www.ikonics.com

News Contact:	Bill Ulland	For Immediate Release
	Chairman, President & CEO	January 7, 2020
(218) 628-2217

IKONICS ANNOUNCES Chief executive officer transition

DULUTH, MN - IKONICS Corporation (the “Company”) (Nasdaq: IKNX) announced today that William C. Ulland, President, Chief Executive Officer and Chairman of the Board of Directors (the “Board”) of the Company, will retire as President and Chief Executive Officer effective February 10, 2020, and that the Board has elected Glenn Sandgren, to succeed him. Mr. Ulland will continue in his role as Chairman of the Board. Mr. Sandgren will also serve on the Company’s Board.

“I am extremely proud of how IKONICS has evolved as a leading imaging technology company, and I’m very confident that IKONICS will deliver sustained profitable growth into the future,” said Ulland. “I am also excited that Glenn will become our Company’s next CEO. Glenn has a track record of building great teams and growing business. I am incredibly excited to watch Glenn lead IKONICS into our next era of growth.”

“We thank Bill for his exceptional contributions over the course of his 19 year career as the CEO and President of IKONICS and his 43 years as Chairman of the Board. The Company has grown and evolved under his leadership,” said Sandgren. “Today, the business continues to gain market share and the quality of the people and products are unmatched. I am honored to lead this Company into the future.”

Prior to joining IKONICS, Sandgren was the President of Pallidus. In this role he was responsible for overseeing the expansion of the silicon carbide crystal production facility and driving the technology and business development. Previously Sandgren served as the Vice President of Silicon Carbide Products for Melior Innovations, Vice President and Business Unit Manager for Polysciences, Inc., and held senior positions with Owens Corning and GE Plastics. His 30 years’ experience leading materials innovation and growth organizations in key markets make him ideally suited to IKONICS. Sandgren has a Mechanical Engineering degree from Purdue, and an MBA from Central Michigan University.

This press release contains forward-looking statements that are not historical facts, including statements about the beliefs, expectations, estimates, future plans and strategies of the Company. These statements are based on current expectations and assumptions, which management believes are reasonable, and on information currently available to management, but are necessarily subject to various risks and uncertainties. In addition to the risk that these assumptions prove to be inaccurate, factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include factors disclosed in the Company's Forms 10-K, and 10-Q, and other reports on file with the SEC.

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